BRT APARTMENTS CORP. REPORTS
SECOND FISCAL QUARTER RESULTS
FOR MARCH 31, 2017

- Continued Growth in Rental Income over the Second Fiscal Quarter of Prior Year -
- Occupancy of 93.3% -

Great Neck, New York - May 10, 2017 - BRT APARTMENTS CORP. (NYSE:BRT), formerly known as BRT Realty Trust, today announced operating results for the three months ended March 31, 2017, the Company’s second quarter of fiscal 2017.

Jeffrey A. Gould, President and Chief Executive Officer, stated: “Our acquisitions team continues to source high quality properties as evidenced by our most recent purchases in the St. Louis area, completed with joint venture partners. With our targeted approach to growth, we look ahead to creating additional value for stockholders in the coming years.”

Financial Results:

Net loss attributable to common stockholders was $4.2 million, or $0.30 per diluted share, for the current three months, compared to net income of $24.9 million, or $1.76 per diluted share, for the three months ended March 31, 2016. Net income for the 2016 period reflects significant gains from sales of multi-family properties and the sale of BRT’s interest in the Newark Joint Venture.

Funds from Operations, or FFO, for the three months ended March 31, 2017 was $1.8 million, or $0.12 per diluted share, compared to $2.2 million, or $0.15 per diluted share, in the second quarter of 2016. The decrease in FFO is due to the recognition, in the 2016 quarter, of deferred interest income from the Newark Joint Venture of $1.9 million, or $0.14 per diluted share, offset primarily by $953,000, or $0.07 per diluted share, of property acquisition costs expensed in the 2016 quarter. Further, the current quarter reflects growth in rental income of $709,000, or $0.05 per diluted share, over the 2016 quarter. Adjusted Funds from Operations, or AFFO, for the three months ended March 31, 2017 was $2.3 million, or $0.16 per diluted share, compared to $3.8 million, or $0.25 per diluted share, in the 2016 quarter. AFFO decreased due primarily to the add-back, in the 2016 quarter, of the $2.7 million loss on extinguishment of debt incurred in connection with profitable property sales, of which $1.6 million, or $0.11 per diluted share, was allocable to non-controlling interests. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Operating Results:

As of March 31, 2017, BRT owns 32 multi-family properties, with 8,805 units, including 271 units in lease-up, located across 11 states. Many of these properties are owned through consolidated joint ventures in which BRT generally owns an 80% equity interest. Average total occupancy at the stabilized properties during the quarter was 93.3%. Our average rental rate per occupied unit during the quarter was $906 per month.

Rental and other revenues from real estate properties for the current three months increased 2.9% to $24.7 million from $24.0 million for the quarter ended March 31, 2016. Total revenues were $24.9 million in the current quarter compared to $26.0 million in the 2016 quarter due primarily to the recognition, in the 2016 quarter, of $1.9 million of deferred interest income.

Total expenses for the quarter ended March 31, 2017 were $28.5 million compared to $27.0 million for the quarter ended March 31, 2016. Contributing to the increase was approximately $2.1 million of additional depreciation from the ten multi-family properties acquired since January 2016.

Income (loss) from continuing operations, net of taxes, for the quarter ended March 31, 2017 was $(4.7) million, or $(0.34) per diluted share, compared to $20.6 million, or $1.46 per diluted share, in the quarter ended March 31, 2016. The current quarter includes a $1.1 million provision for state taxes related to gains recognized on sales of multi-family properties.

Portfolio Activity:

As previously disclosed, during the current quarter, the Company acquired, with joint venture partners, two multi-family properties in St. Louis, Missouri, with an aggregate of 181 units for $35.0 million, including mortgage debt of $26.2 million obtained in connection with the acquisitions. In April 2017, the Company acquired, with a joint venture partner, a 174 unit multi-family property, also located in the St. Louis area, for $39.6 million, including mortgage debt of $29.0 million obtained in connection with the acquisition. The three properties represent high caliber acquisitions that are representative of the quality of product that the Company is adding to its portfolio.

Balance Sheet:

At March 31, 2017, BRT had $43.1 million of cash and cash equivalents, total assets of $870.5 million, total debt of $640.1 million and total stockholders’ equity of $166.6 million.

At May 1, 2017, BRT had approximately $34.3 million of cash and cash equivalents.

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds From Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures). Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating BRT’s performance, management is careful to examine GAAP measures such as net income (loss) and cash flows from operating, investing and financing activities. Management also reviews the reconciliation of net income (loss) to FFO and AFFO.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2016.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties, and owns, operates and develops other commercial and mixed use real estate assets. Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2017 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtrealty.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtrealty.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2017 (Unaudited)	September 30, 2016
ASSETS
Real estate properties, net of accumulated depreciation	$781,114	$759,576
Real estate loan	5,900	19,500
Cash and cash equivalents	43,147	27,399
Restricted cash	6,619	7,383
Other assets	33,740	27,045
Real estate asset held for sale	—	33,996
Total Assets	$870,520	$874,899

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$603,133	$588,457
Junior subordinated notes, net of deferred costs	37,008	36,998
Accounts payable and accrued liabilities	13,467	20,716
Mortgage payable held for sale	—	27,052
Total Liabilities	653,608	673,223

Total BRT Apartments Corp. shareholders' equity	166,614	151,290
Non-controlling interest	50,298	50,386
Total Equity	216,912	201,676
Total Liabilities and Equity	$870,520	$874,899

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,

	2017	2016	2017	2016
Revenues:
Rental and other revenues from real estate properties	$24,702	$23,993	$49,731	$46,312
Other income	181	2,026	792	2,033
Total revenues	24,883	26,019	50,523	48,345

Expenses:
Real estate operating expenses	11,909	12,097	24,355	23,191
Interest expense	6,402	6,049	13,089	11,580
Advisor’s fees, related party	—	—	—	693
Property acquisition costs	—	953	—	1,010
General and administrative	2,390	2,280	4,987	4,029
Depreciation	7,772	5,632	14,069	10,616
Total expenses	28,473	27,011	56,500	51,119
Total revenue less total expenses	(3,590)	(992)	(5,977)	(2,774)
Gain on sale of real estate	—	24,226	35,838	24,835
Loss on extinguishment of debt	—	(2,668)	(799)	(2,668)
(Loss) income from continuing operations	(3,590)	20,566	29,062	19,393
Provision for taxes	1,108	—	1,458	—
(Loss) income from continuing operations, net of taxes	(4,698)	20,566	27,604	19,393

Income from discontinued operations	—	14,279	—	12,679
Net (loss) income	(4,698)	34,845	27,604	32,072
Net loss (income) attributable to non-controlling interests	469	(9,909)	(16,063)	(9,170)
Net income (loss) attributable to common stockholders	$(4,229)	$24,936	$11,541	$22,902

Basic and diluted per share amounts attributable to common stockholders:
(Loss) income from continuing operations	$(0.30)	$0.75	$0.83	$0.72
Income from discontinued operations	—	1.01	—	0.90
Basic and diluted (loss) earnings per share	$(0.30)	$1.76	$0.83	$1.62

Funds from operations - Note 1	$1,750	$2,176	$3,636	$3,828
Funds from operations per common share - diluted - Note 2	$0.12	$0.15	$0.26	$0.27

Adjusted funds from operations - Note 1	$2,302	$3,771	$5,165	$6,037
Adjusted funds from operations per common share - diluted -Note 2	$0.16	$0.25	$0.37	$0.42
Weighted average number of common shares outstanding:
Basic and diluted	14,018,099	14,132,235	13,957,706	14,116,560

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,

	2017	2016	2017	2016
Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) income attributable to common shareholders	$(4,229)	$24,936	$11,541	$22,902
Add: depreciation of properties	7,772	6,104	14,069	11,765
Add: our share of depreciation in unconsolidated joint ventures	130	5	213	10
Add: amortization of deferred leasing costs	—	1	—	15
Deduct: gain on sale of real estate	—	(39,693)	(35,838)	(40,302)
Adjustments for non-controlling interests	(1,923)	10,823	13,651	9,438
NAREIT Funds from operations attributable to common shareholders	$1,750	$2,176	$3,636	$3,828

Adjustments for straight line rent accruals	(14)	(67)	(36)	(129)
Add: loss on extinguishment of debt	—	2,668	799	2,668
Add: amortization of restricted stock and restricted stock units	386	188	710	418
Add: amortization of deferred mortgage costs	224	483	525	1,168
Adjustments for non-controlling interests	(44)	(1,677)	(469)	(1,916)
Adjusted funds from operations attributable to common shareholders	$2,302	$3,771	$5,165	$6,037

Note 2:
Funds from operations per share is summarized in the following table:
GAAP Net (loss) income attributable to common shareholders	$(0.30)	$1.76	$0.83	$1.62
Add: depreciation of properties	0.55	0.43	1.01	0.83
Add: our share of depreciation in unconsolidated joint ventures	0.01	—	0.02	—
Add: amortization of deferred leasing costs	—	—	—	—
Deduct: gain on sale of real estate asset	—	(2.81)	(2.58)	(2.85)
Adjustments for non-controlling interests	(0.14)	0.77	0.98	0.67
NAREIT Funds from operations per common share basic and diluted	0.12	0.15	0.26	0.27

Adjustments for straight line rent accruals	—	(0.01)	—	(0.01)
Add: loss on extinguishment of debt	—	0.19	0.06	0.19
Add: amortization of restricted stock and restricted stock units	0.03	0.01	0.05	0.03
Add: amortization of deferred mortgage costs	0.02	0.03	0.04	0.08
Adjustments for non-controlling interests	(0.01)	(0.12)	(0.04)	(0.14)
Adjusted funds from operations per common share basic and diluted	$0.16	$0.25	$0.37	$0.42